FirstEnergy Solutions Corp.                                                     EXHIBIT 10.10
FERC Electric Tariff, Original Volume No.1
Service Agreement No.5

ELECTRIC POWER SUPPLY AGREEMENT

Between FirstEnergy Solutions Corp., Seller

And Pennsylvania Power Company, Buyer

This Electric Power Supply Agreement (“Agreement”) dated October 31, 2005, is made by and between FirstEnergy Solutions Corp., (“SOLUTIONS” or “Seller”), and Pennsylvania Power Company (“Penn Power” or “Buyer”). SOLUTIONS and Penn Power may be identified collectively as “Parties” or individually as a “Party.” This Agreement is entered into in connection with Pennsylvania electric restructuring legislation and is designed to provide Penn Power’s Power Supply Requirements:

WHEREAS, Seller has purchased: all of the electric output of nuclear generating units of its affiliate, FirstEnergy Nuclear Generation Corp. (including the electric output of nuclear generating units owned by others that is purchased by FirstEnergy Nuclear Generation Corp.); all of the electric output of fossil and pumped storage generating facilities owned or operated by its subsidiary, FirstEnergy Generation Corp.; and power from unaffiliated companies (collectively referred to as “Generating Resources”); and

WHEREAS, Seller is engaged inter alia, in the business of generating, purchasing, and selling electric power at wholesale and retail; and

WHEREAS, Buyer is responsible for obtaining and delivering sufficient Capacity, Energy, and related services necessary to meet its Provider of Last Resort obligations under Pennsylvania law, as well as other power supply obligations incurred by law, contract or tariff;

WHEREAS, Buyer desires to obtain from Seller sufficient Power to satisfy its Power Supply Requirements to Pennsylvania customers under the rates, terms and conditions set forth herein;

It is agreed as follows:

I.	TERM

The sale and purchase of electric power pursuant to this Agreement shall begin on January 1, 2006, or such later effective date authorized by the Federal Energy Regulatory Commission, and shall remain in effect through December 31, 2006.

Issued By:   Richard H. Marsh, Senior Vice President                                 Effective Date: January 1, 2006
Issue Date: October 31, 2005

II.	SALE AND PURCHASE OF CAPACITY AND ENERGY

A.
Seller shall make available to Buyer, Capacity and Energy sufficient to satisfy Buyer’s Power Supply Requirements. Seller shall make such firm Capacity and Energy available at the Delivery Points. Capacity and Energy supplied shall be sixty-hertz, three phase alternating current. The Power Supply Requirements will be provided in accordance with Good Utility Practice, and where applicable, the provisions of the OATT of the Transmission Provider or any superseding tariff. The Capacity and Energy provided by Seller will comply with all requirements for Network Resources under the Transmission Provider OATT and Buyer’s Network Transmission Agreements with Transmission Provider.

B.
Buyer will purchase its full Power Supply Requirements from Seller during the term of this Agreement. Buyer will receive and pay for its Power Supply Requirements in accordance with Section IV of this Agreement. Buyer will be responsible for obtaining all Network Transmission Service, Ancillary Services, congestion charges, marginal transmission losses, and such other services and administrative charges as are required and imposed by the Transmission Provider OATT on the Buyer as a Load Serving Entity for the delivery of Capacity and Energy at and from the Delivery Points under this Agreement.

C.	Seller may purchase power from third parties in the Spot Market as necessary to satisfy its obligations under this Agreement.

D.
If Seller’s credit is adversely impacted during the term of this Agreement, Buyer agrees to allow Seller to acquire purchased power as agent for the Buyer where reasonably necessary to minimize supply costs under this Agreement. Buyer will pay all of the costs associated with acquiring this Power, but Seller will not charge Buyer any broker fee for performing this service.

III.	SCHEDULING AND SYSTEM PLANNING

A.
On or before November 1, 2005, Buyer will inform Seller of its initial annual Capacity and Energy forecast for calendar year 2006. Such initial annual forecast shall include Buyer’s Power Supply Requirements for the year, by month. Based on Buyer’s initial annual forecast, as well as other information that may be communicated between Buyer and Seller as necessary and appropriate for system planning, Seller shall procure the necessary Generation Resources and develop forecasts of Buyer’s Power Supply Requirements on a weekly, daily and hourly basis, and shall periodically update such forecasts to reflect current circumstances.

B.
Buyer shall update its initial annual forecast of Capacity and Energy for any change or expected change in its Power Supply Requirements that would materially affect the forecast provided to Solutions. Buyer shall provide the updated forecast to Solutions for any full month(s) remaining in the calendar year within thirty days of becoming aware of the change or expected change in its Power Supply Requirements.

Effective Date:  January 1, 2006

C.
Buyer is responsible for scheduling delivery of its Power Supply Requirements with Transmission Provider in accordance with the OATT. Buyer will simultaneously furnish its schedule to Seller and Transmission Provider. Seller will supply Capacity and Energy to Buyer in accordance with the schedule provided to Transmission Provider. Buyer and Seller acknowledge that Buyer’s Power Supply Requirements may vary from the schedule provided to Transmission Provider. Buyer agrees that it is responsible for payment of any Transmission Provider charges incurred when actual Power Supply Requirements differ from the schedule provided. Seller shall be responsible for payment of any Transmission Provider charges incurred by its failure to deliver the scheduled amount of Capacity and Energy.

D.
Load Management. To minimize supply risk to the Seller hereunder, Buyer agrees to enforce its applicable Retail Tariffs, Special Contracts, and federal tariffs and contracts, including, but not limited to, those tariffs or contracts that provide for curtailment or interruption of electric service, real time pricing, or other load management devices. At Buyer’s request Seller will provide estimates of the Spot Market price of Energy in sufficient detail for Buyer to implement and administer its tariffs and contracts with retail customers. Any such data furnished to Buyer shall be treated as Confidential Information.

E.
Seller agrees to operate its Generating Resources in accordance with Good Utility Practice, including, but not limited to the efficient and economic dispatch of the Generating Resources. Seller will self-schedule sufficient Generating Resources to supply Buyer’s Power Supply Requirements in accordance with the Buyer’s delivery schedule and Transmission Provider OATT.

F.
Buyer and Seller agree to cooperate in providing any information required by the Transmission Provider, NERC, regional reliability council, Electric Reliability Organization, Regional Entity or Government Authority related to service provided under this Agreement.

IV.	PRICE

Seller shall charge, and Buyer shall pay the following charges for Buyer’s Power Supply Requirements. The method for calculating this amount is set forth in Exhibit B.

Effective Date:  January 1, 2006

A.	Capacity and Energy Charges

Buyer shall pay Seller an amount up to, but not exceeding, the amount of money that Buyer bills its retail customers who elect to receive generation service from Buyer as generation service charges, including the retail charge for losses billed to Buyer’s retail customers, under the Buyer’s Retail Tariffs and Special Contracts as approved by the Pennsylvania Public Utility Commission. This amount will be reduced for any gross receipts taxes contained in the generation service portion of Buyer’s Retail Tariffs and Special Contracts. As soon as practicable after the end of the month, Buyer shall provide Seller load data, metered sales, and rates used for billing in sufficient detail for Seller to determine after the fact, the revenues due Seller for Buyer’s Power Supply Requirements and delivered to the applicable retail customer classes during a billing period. Buyer and Seller will abide by all applicable Code of Conduct provisions in exchanging this data, and such data will be considered Confidential Information under Section VII.C of this Agreement.

B.	Power Supply for Buyer’s Existing Wholesale Contracts

During the term of this Agreement, Seller will supply sufficient Capacity and Energy to fulfill Power supply obligations under Buyer’s wholesale contracts in effect on January 1, 2006. Buyer is responsible for scheduling and delivery of Power under such wholesale contracts, as well as payment of any charges imposed by the Transmission Provider for delivery of Power under the wholesale contracts. Buyer will pay Seller the amount billed by Buyer under its wholesale contracts for Power supply, including, but not limited to, charges for demand Capacity, Energy, or reserves. As soon as practicable after the end of the month, Buyer shall provide Seller load data, metered sales, and rates used for billing wholesale customers in sufficient detail for Seller to determine after the fact, the revenues due Seller for Buyer’s existing wholesale contracts.

C.	Billing and Payment

Unless otherwise specifically agreed upon by the Parties, the calendar month shall be the standard period for all billings and payments under this Agreement. As soon as practicable after the end of each month, the Seller will render an invoice to Buyer for the amounts due for Power Supply Requirements for the preceding month. Payment shall be due and payable within ten days of receipt of the invoice or, if such day is not a Business Day, then on the next Business Day. Buyer will make payments by electronic funds transfer or by other mutually agreeable method(s) to the account designated by Seller. Any amounts not paid by the due date will be deemed delinquent and will accrue interest at the Interest Rate until the date of payment in full.

Effective Date:  January 1, 2006

D.	Records

Each Party shall keep complete and accurate records of its operations under this Agreement and shall maintain such data as may be necessary to determine the reasonableness and accuracy of all relevant data, estimates, payments, or invoices submitted by or to it hereunder. All records regarding this Agreement shall be maintained for a period of three years from the date of the invoice or payment, or such longer period as may be required by law.

E.	Audit and Adjustment Rights

Buyer shall have the right, at its own expense and during normal business hours, to audit the accounts and records of Seller that reasonably relate to the provision of service under this Agreement. If the audit reveals an inaccuracy in an invoice, the necessary adjustment in such invoice and the payments therefor will be promptly made. No adjustment will be made for any invoice or payment made more than one year from rendition thereof. This provision shall survive the termination of this Agreement for a period of one year from the date of termination for the purpose of such invoice and payment objections. To the extent that audited information includes Confidential Information, the Buyer shall keep all such information confidential under Section VII.C.

F.	Section 205 Rights

The rates for service specified herein shall remain in effect for the Term of this Agreement, and shall not be subject to change through application to the FERC pursuant to the provisions of Section 205 of the Federal Power Act absent the written agreement of all Parties hereto.

V.	METERING

Generation metering shall be installed, operated and maintained in accordance with the applicable interconnection agreements between the generator, Transmission Owner and the Transmission Provider. Metering between balancing areas shall be handled in accordance with the practices established b y the Transmission Provider. Retail metering shall be provided in accordance with applicable state law. Nothing in this Agreement requires Seller or Buyer to install new metering facilities.

VI.	NOTICES

All notices, requests, statements or payments shall be made as specified below. Notices required to be in writing shall be delivered by letter, facsimile or other documentary form. Notice by facsimile or hand delivery shall be deemed to have been received by the close of the Business Day on which it was transmitted or hand delivered (unless transmitted or hand delivered after close in which case it shall be deemed received at the close of the next Business day). Notice by overnight mail or courier shall be deemed to have been received two Business Days after it was sent. A Party may change its addresses by providing notice of same in accordance herewith.

Effective Date:  January 1, 2006

NOTICES & CORRESPONDENCE:

To Seller:	FirstEnergy Solutions Corp.	To Buyer:	FirstEnergy Service Company
	Director, FES Back Office		Vice President
	395 Ghent Road		76 South Main Street
	Akron, Ohio 44333		Akron, Ohio 44308

INVOICES & PAYMENTS:

To Seller:	FirstEnergy Solutions Corp.	To Buyer:	FirstEnergy Service Company
	Director, FES Back Office		Vice President
	395 Ghent Road		76 South Main Street
	Akron, Ohio 44333		Akron, Ohio 44308

SCHEDULING:

To Seller:	FirstEnergy Solutions Corp.	To Buyer:	FirstEnergy Service Company
	Director, FES Back Office		Vice President
	395 Ghent Road		76 South Main Street
	Akron, Ohio 44333		Akron, Ohio 44308

VII.	MISCELLANEOUS

A.     Performance Excused

If either Party is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations hereunder, then, during the pendency of such Force Majeure, but for no longer period, the Party affected by the event shall be relieved of its obligations insofar as they are affected by Force Majeure. The Party affected by an event of Force Majeure shall provide the other Party with written notice setting forth the full details thereof as soon as practicable after the occurrence of such event and shall take all reasonable measures to mitigate or minimize the effects of such event of Force Majeure. Nothing in this Section requires Seller to deliver, or Buyer to receive, Power at Delivery Points other than those Delivery Points designated under this Agreement, or relieves Buyer of its obligation to make payment under Section IV of this Agreement.

Effective Date:  January 1, 2006

Force Majeure shall be defined as any cause beyond the reasonable control of, and not the result of negligence or the lack of diligence of, the Party claiming Force Majeure or its contractors or suppliers. It includes, without limitation, earthquake, storm, lightning, flood, backwater caused by flood, fire, explosion, act of the public enemy, epidemic, accident, failure of facilities, equipment or fuel supply, acts of God, war, riot, civil disturbances, strike, labor disturbances, labor or material shortage, national emergency, restraint by court order or other public authority or governmental agency, interruption of synchronous operation, or other similar or dissimilar causes beyond the control of the Party affected, which causes such Party could not have avoided by exercising good electric operating practice. Nothing contained herein shall be construed to require a Party to settle any strike, lockout, work stoppage, or other industrial disturbance or dispute in which it maybe involved or to take an appeal from any judicial, regulatory or administrative action.

B.     Transfer of Title and Indemnification

Title and risk of loss related to the Power Supply Requirements shall transfer to the Buyer at the Delivery Points. Seller warrants that it will deliver the Power Supply Requirements to Buyer free and clear of all liens, security interests, claims and encumbrances or any interest therein or thereto by any person arising prior to the Delivery Points. Each Party shall indemnify, defend and hold harmless the other Party from and against any claims arising from or out of any event, circumstance, act or incident first occurring or existing during the period when control and title to the Power Supply Requirements is vested in the other Party.

C.     Confidentiality

Neither Party shall disclose to third parties Confidential Information obtained from the other Party pursuant to this Agreement except in order to comply with the requirements of FERC, NERC, Electric Reliability Organization, applicable regional reliability council, Regional Entity, Regional Transmission Organization, or Government Authority. Each Party shall use reasonable efforts to prevent or limit the disclosure required to be provided to third parties.

D.     Further Assurances

Subject to the terms and conditions of this Agreement, each of the Parties hereto will use reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and effectuate the transactions contemplated hereby.

E.     Defined Terms

Terms not specifically defined in this Agreement shall have the meaning given in the applicable Transmission Provider OATT.

Effective Date:  January 1, 2006

F.     Assignment

Unless mutually agreed to by the Parties, no assignment, pledge, or transfer of this Agreement shall be made by any Party without the prior written consent of the other Party, which shall not be unreasonably withheld, provided, however, that no prior written consent shall be required for (i) the assignment, pledge or other transfer to another company or Affiliate in the same holding company system as the assignor, pledgor or transferor, or (ii) the transfer, incident to a merger or consolidation with, or transfer of all (or substantially all) of the assets of the transferor, to another person or business entity; provided, however, that such assignee, pledgee, transferee or acquirer of such assets or the person with which it merges or into which it consolidates assumes in writing all of the obligations of such Party hereunder and provided, further, that either Party may, without the consent of the other Party (and without relieving itself from liability hereunder), transfer, sell, pledge, encumber or assign such Party’s rights to the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements.

G.     Governing Law

The interpretation and performance of this Agreement shall be according to and controlled by the laws of the Commonwealth of Pennsylvania regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

H.     Counterparts

This Agreement may be executed in two or more counterparts and each such counterpart shall constitute one and the same instrument.

I.     Waiver

No waiver by a Party of any default by the other Party shall be construed as a waiver of any other default. Any waiver shall be effective only for the particular event for which it is issued and shall not be deemed a waiver with respect to any subsequent performance, default or matter.

J.     No Third Party Beneficiaries

This Agreement shall not impart any rights enforceable by any third party other than a permitted successor or assignee bound to this Agreement.

K.     Severability

Any provision declared or rendered unlawful by any applicable court of law or regulatory agency or deemed unlawful because of a statutory change will not otherwise affect the remaining lawful obligations that arise under this Agreement.

Effective Date:  January 1, 2006

L.     Construction

The term “including” when used in this Agreement shall be by way of example only and shall not be considered in any way to be a limitation. The headings used herein are for convenience and reference purposes only.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Electric Power Supply Agreement on their behalf as of October 31, 2005.

FirstEnergy Solutions Corp.	Pennsylvania Power Company

By ______________________________	By: _______________________________________
Senior Vice President, FirstEnergy Solutions Corp.	Vice President, FirstEnergy Service Company

Effective Date:  January 1, 2006

Exhibit A
DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the terms listed below are defined as follows:

Affiliate means, with respect to any person, any other person (other than an individual) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. For purposes of the foregoing definition, control means the direct or indirect ownership of more than fifty percent (50%) of the outstanding capital stock or other equity interests having ordinary voting power or ability to direct the affairs of the affiliate.

Ancillary Services means all services as defined in the Transmission Provider OATT that Buyer must obtain to deliver Capacity and Energy under this Agreement.

Buyer’s Network Transmission Agreements means the service agreements for Network Integration Transmission Service and the Network Operating Agreement among the Transmission Provider and The Cleveland Electric Illuminating Company, Ohio Edison Company, Pennsylvania Power, and The Toledo Edison Company.

Buyer’s Retail Tariffs mean all retail tariffs of Pennsylvania Power Company as approved by the Pennsylvania Public Utility Commission.

Buyer’s Power Supply Requirements means Capacity and Energy, necessary to meet its Provider of Last Resort obligations under Pennsylvania law, as well as other power supply obligations incurred by law, contract or tariff. Buyer’s Power Supply Requirements do not include deviations in the amount of energy scheduled and consumed under this Agreement, including, but not limited to, energy imbalance, transmission losses, and congestion as defined in the Transmission Provider OATT.

Business Day means any day on which Federal Reserve member banks in New York City are open for business.

Capacity means the resource that produces electric Energy, measured in megawatts.

Code of Conduct means statutes, rules, regulations, or orders issued by a Government Authority that prohibit, restrict, or condition the exchange of information between the regulated and competitive business operations of Affiliates.

Confidential Information means any confidential, proprietary, trade secret, critical energy infrastructure information, customer account information, or commercially sensitive information relating to the present or planned business of a Party that is supplied under this Agreement, and is identified as confidential by the entity supplying the information.

Delivery Point means, where Capacity and Energy are supplied from generating facilities owned or controlled by the Seller within the FirstEnergy Balancing Area, the point of interconnection between the generating facility and the transmission facilities of Transmission Owner. Delivery Point means, where Capacity and Energy are supplied from generating facilities outside of the FirstEnergy Balancing Area, the interface between the transmission facilities of the adjacent balancing area and the transmission facilities of Transmission Owner.

Effective Date:  January 1, 2006

Electric Reliability Organization has the meaning given in Section 215(a)(2) of the Federal Power Act.

Energy means electric energy delivered under this Agreement at three-phase, 60-hertz alternating current measured in megawatt hours.

FERC means The Federal Energy Regulatory Commission or its regulatory successor.

FirstEnergy Balancing Area means the collection of generation, transmission, and loads within the metered boundaries of the FirstEnergy system where FirstEnergy maintains load resource balance.

Force Majeure has the meaning given in Section VII.C.

Good Utility Practice means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, and expedition. Good Utility Practice includes compliance with the standards adopted by NERC, its applicable regional councils, an Electric Reliability Organization or Regional Entity as approved by the FERC. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts, generally accepted in the region and consistently adhered to by utilities in the region.

Government Authority means any federal, state, local, municipal or other governmental entity, authority or agency, department, board, court tribunal, regulatory commission, or other body, whether legislative, judicial or executive, together or individually, exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power over Buyer or Seller.

Interest Rate means the lesser of Prime Rate plus two percent and the maximum lawful rate permitted by applicable law.

NERC means The North American Electric Reliability Council or any superceding organization with responsibility for establishing reliability standards for the interstate grid.

Power means Capacity and/or Energy.

Effective Date:  January 1, 2006

Prime Rate means for any date, the per annum rate of interest announced from time to time by Citibank, N.A., as its prime rate for commercial loans, effective for such date as established from time to time by such bank.

Regional Entity has the meaning given in Section 215(a)(7) of the Federal Power Act.

Regional Transmission Organization has the meaning given in Section 3(27) of the Federal Power Act.

Special Contracts mean contracts between the Buyer and retail customers for the sales of Power and other related services at prices that differ from the Buyer’s Retail Tariffs.

Spot Market means the Day Ahead or Real Time Energy Markets administered by the Regional Transmission Organization or any other over-the-counter Energy market in which the transaction date of the Energy purchase is within thirty calendar days of the last day of the delivery period specified for the purchase.

Transmission Owner means the entity that owns facilities used for the transmission of Power from the Seller’s Generating Facilities.

Transmission Provider means the Midwest Independent Transmission System Operator, Inc. or other utility, including Regional Transmission Organizations, transmitting Power on behalf of Buyer to or from the Delivery Point(s) under this Agreement.

Transmission Provider OATT means the Open Access Transmission Tariff, Open Access Transmission and Energy Markets Tariff, or any other tariff of general applicability on file at the FERC under which the Transmission Provider offers transmission service.

Effective Date:  January 1, 2006

Exhibit B
Total Bill Calculation

Total Bill will not exceed ∑ [g + L + WCR]

where:

g	=
the generation charge, expressed in total dollars, billed to Buyer’s retail customers which elect to receive generation service from Buyer, less any gross receipts taxes contained in the generation charge.

L	=	the retail charge for losses billed to Buyer’s retail customers which elect to receive generation service from Buyer

WCR=	Wholesale Contract Revenues for Power supply obligations.

Effective Date:  January 1, 2006